Exhibit 10.1
CONFORMED THROUGH THIRD AMENDMENT

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF DECEMBER 20, 2022,

BETWEEN

PIPER SANDLER COMPANIES

AND

U.S. BANK NATIONAL ASSOCIATION

Table of Contents
Page
1.1.    Definitions    1
1.2.    Computation of Time Periods    14
1.3.    Accounting    15
1.4.    Other Definitional Terms; Interpretative Provisions    15
1.5.    Divisions    16
ARTICLE II THE CREDITS    16
2.1.    Loans    16
2.2.    Required Payments; Termination    16
2.3.    Types of Borrowings    16
2.4.    Fees    16
2.5.    Minimum Amount of Each Borrowing    16
2.6.    Termination of and Reductions in Revolving Commitment; Voluntary Prepayments    17
2.7.    Borrowing Requests; Method of Selecting Types for New Borrowings    17
2.8.    Conversion of Outstanding Borrowings    17
2.9.    Interest Rates    18
2.10.    Rates Applicable After Event of Default    18
2.11.    Method of Payment.    18
2.12.    Evidence of Indebtedness.    18
2.13.    Oral Notices    19
2.14.    Interest Payment Dates; Interest and Fee Basis    19
2.15.    Interest Rate Limitation    19
2.16.    Judgment Currency    19
2.17.    Extension of Facility Termination Date    20
ARTICLE III YIELD PROTECTION; TAXES    20
3.1.    Increased Costs    20
3.2.    Certificates for Reimbursement; Delay in Requests    21
3.3.    Adequacy of Interest Rate    21
3.4.    [Reserved]    21
3.5.    Taxes    21
3.6.    Lender Statements; Survival of Indemnity    23
3.7.    Illegality    23
ARTICLE IV CONDITIONS PRECEDENT    23
4.1.    Restatement Date    23
4.2.    Each Borrowing    25
ii

ARTICLE V REPRESENTATIONS AND WARRANTIES    26
5.1.    Existence and Standing    26
5.2.    Authorization and Validity    26
5.3.    No Conflict; Government Consents    26
5.4.    Financial Statements    26
5.5.    Material Adverse Change    26
5.6.    Taxes    27
5.7.    Litigation and Contingent Obligations    27
5.8.    Subsidiaries    27
5.9.    ERISA    27
5.10.    Accuracy of Information    27
5.11.    Material Agreements    27
5.12.    Compliance with Laws    28
5.13.    Ownership of Properties    28
5.14.    Plan Assets; Prohibited Transactions    28
5.15.    Investment Company Act    28
5.16.    Insurance    28
5.17.    Solvency    28
5.18.    No Default    29
5.19.    Anti-Corruption Laws; Sanctions    29
5.20.    Force Majeure    29
5.21.    Labor Matters    29
5.22.    Margin Regulation    29
5.23.    Broker-Dealer    29
ARTICLE VI AFFIRMATIVE COVENANTS    30
6.1.    Financial Reporting    30
6.2.    Use of Proceeds    32
6.3.    Notice of Material Events    32
6.4.    Conduct of Business    33
6.5.    Payment of Taxes and Obligations    33
6.6.    Insurance    33
6.7.    Compliance with Laws and Material Contractual Obligations    34
6.8.    Maintenance of Properties    34
6.9.    Books and Records; Inspection    34
6.10.    Further Assurances.    34
6.11.    Anti-Money Laundering Compliance    35
6.12.    Registration Status    35
ARTICLE VII NEGATIVE COVENANTS    35
7.1.    Indebtedness    35
7.2.    Fundamental Changes    36
7.3.    Sale of Property    37
7.4.    Investments    37

7.5.    Acquisitions    38
7.6.    Liens    38
7.7.    Restricted Payments    39
7.8.    Transactions with Affiliates    40
7.9.    Restrictive Agreements    40
7.10.    Accounting Changes, etc.    40
7.11.    Financial Covenants    40
ARTICLE VIII DEFAULTS AND REMEDIES    41
8.1.    Events of Default    41
8.2.    Acceleration; Remedies    43
8.3.    Preservation of Rights    43
ARTICLE IX MISCELLANEOUS    43
9.1.    Notice; Effectiveness; Electronic Communication.    43
9.2.    Amendments and Waivers    44
9.3.    Expenses; Indemnity; Damage Waiver    44
9.4.    Successors and Assigns.    46
9.5.    Setoff    46
9.6.    Payments Set Aside    47
9.7.    Survival    47
9.8.    Governmental Regulation    47
9.9.    Headings    47
9.10.    Entire Agreement    47
9.11.    Severability of Provisions    47
9.12.    Treatment of Certain Information; Confidentiality    48
9.13.    No Advisory or Fiduciary Responsibility    48
9.14.    PATRIOT Act    49
9.15.    Communication by Cellular Phone or Other Wireless Device    49
9.16.    Counterparts; Effectiveness    49
9.17.    Document Imaging; Telecopy and PDF Signatures; Electronic Signatures    49
9.18.    Governing Law.    50
9.19.    Jurisdiction    50
9.20.    Waiver of Venue    50
9.21.    Service of Process    50
9.22.    WAIVER OF JURY TRIAL    51
9.23.    Effect of Amendment and Restatement    51

SCHEDULES
SCHEDULE 5.8    Subsidiaries
SCHEDULE 7.1    Indebtedness
SCHEDULE 7.4    Investments
SCHEDULE 7.6    Liens

EXHIBITS

EXHIBIT A        Form of Compliance Certificate
EXHIBIT B        Form of Note
EXHIBIT C        Form of Borrowing Notice
EXHIBIT D        Form of Conversion Notice
EXHIBIT E        Form of Prepayment Notice

AMENDED AND RESTATED CREDIT AGREEMENT
This Amended and Restated Credit Agreement, dated as of December 20, 2022, is between Piper Sandler Companies, a Delaware corporation (the “Borrower”) and U.S. Bank National Association, a national banking association (the “Lender”).
A.    Borrower and Lender were parties to the Credit Agreement dated as of December 20, 2019 (the “Closing Date”), as subsequently amended (the “Original Agreement”).
B.    Borrower and Lender have agreed that the Original Agreement shall be amended, restated and replaced to provide a revolving line of credit facility in the original principal amount of up to $120,000,000.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender hereby mutually covenant and agree as follows:
1.
DEFINITIONS
1.1.Definitions. As used in this Agreement:
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Borrower or any of its Subsidiaries (a) acquires any going-concern business or all or substantially all of the assets of any firm, corporation, limited liability company or partnership, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the outstanding Equity Interests of a corporation that have ordinary voting power for the election of directors (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding Equity Interests of a partnership or limited liability company.
“Adjusted Assets” is a non-GAAP financial measure that means Consolidated Total Assets reduced by assets such as goodwill and intangible assets, right-of-use lease assets and amounts attributed to noncontrolling interests. To the extent that GAAP changes in the future, similar type asset reductions may be needed to address new categories of assets that are not currently in the definition of Consolidated Total Assets.
“Adjusted Leverage Ratio” means Adjusted Assets divided by Tangible Common Shareholder’s Equity as reported in the Borrower’s quarterly report on form 10-Q (including the form 10-Q filed for the quarter ended September 30, 2022) or the annual report on form 10-K.
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, including, without limitation, such Person’s Subsidiaries. A Person shall be deemed to control another Person if the controlling

Person owns 10% or more of any class of Equity Interests of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Equity Interests, by contract or otherwise.
“Agreement” means this Credit Agreement, as amended, restated, supplemented, or otherwise modified from time to time.
“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and any other anti-corruption law applicable to the Borrower and its Subsidiaries.
“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.
“Applicable Fee Rate” means 0.25%.
“Applicable Margin” means (i) 2.00% in the case of a Federal Funds Borrowing and (ii) 1.00% in the case of a Base Rate Borrowing.
“Article” means an article of this Agreement unless another document is specifically referenced.
“Authorized Officer” means any of the chairman, chief executive officer, president, chief legal officer, chief financial officer, chief operating officer or treasurer of the Borrower, acting singly, or any other officer having substantially the same authority and responsibility.
“Available Revolving Commitment” means, at any time, the Revolving Commitment Amount then in effect minus the Revolving Exposure at such time.
“Base Rate” means, for any day, a rate per annum equal to (a) the greater of (i) zero and (ii) the Prime Rate for such day plus (b) the Applicable Margin.
“Base Rate Borrowing” means a Borrowing that, except as otherwise provided in Section 2.10, bears interest at the Base Rate.
“Base Rate Loan” means a Loan that, except as otherwise provided in Section 2.10, bears interest at the Base Rate.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Board” means the Board of Governors of the Federal Reserve System.
“Borrower” is defined in the opening paragraph hereof.

“Borrowing” means an advance of Loan proceeds hereunder as to which one of the available interest options is applicable. A Borrowing may be a Base Rate Borrowing or a Federal Funds Borrowing.
“Borrowing Date” means a date on which a Borrowing is made.
“Borrowing Notice” is defined in Section 2.7.
“Broker-Dealer Subsidiary” mean any Subsidiary of the Borrower that is registered with the SEC (or comparable agency in any applicable non-U.S. jurisdiction) as a broker-dealer.
“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in St. Louis, Missouri and Minneapolis, Minnesota for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.
“Capital Expenditures” means, with reference to any period, without duplication, any expenditures for purchase or other acquisition of any Property that would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP, calculated on a consolidated basis for such period.
“Capitalized Lease” of a Person means any lease of Property by such Person as lessee that would be reflected as a finance lease on a balance sheet of such Person prepared in accordance with GAAP.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases that would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
“Cash Equivalent Investments” means (a) short-term obligations of, or fully guaranteed by, the United States of America, (b) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (c) demand deposit accounts maintained in the ordinary course of business, (d) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $500,000,000, in each case which provide for payment of both principal and interest (and not principal alone or interest alone) and are not subject to any contingency regarding the payment of principal or interest and (e) shares of money market mutual funds that are rated at least AAAm or AAAG by S&P or P-1 or better by Moody’s.
“Cash Management Services” means any banking services that are provided to the Borrower or any Subsidiary by the Lender, including without limitation: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) stored value cards, (f) freight payable transactions, (g) automated clearing house or wire transfer services, or (h) treasury management, including controlled disbursement, consolidated account, lockbox, overdraft, return items, sweep and interstate depository network services.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements, or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, requirements, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of voting Equity Interests of the Borrower on a fully diluted basis; or (b) within any 12-month period, occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) members of the board of directors of the Borrower as of the Closing Date, nor (ii) nominated by the board of directors of the Borrower, nor (iii) appointed or approved by directors so nominated.
“Closing Date” is in Recital A on page 1 of this Agreement.
“Code” means the Internal Revenue Code of 1986.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.).
“Commitment Fee” is defined in Section 2.4.
“Compliance Certificate” means a compliance certificate in substantially the form of Exhibit A.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Constituent Documents” means, with respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, bylaws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning the disposition of Equity Interests of such Person or voting rights among such Person’s owners.
“Consolidated EBITDA” means, for any period, (a) the Consolidated Net Income for such period plus (b) to the extent deducted in determining such Consolidated Net Income for such period, the sum of the following for such period: (i) Consolidated Interest Expense for such period, (ii) income tax expense for such period, (iii) depreciation and amortization for such period and (iv) the aggregate amount of extraordinary, non-operating or non-cash charges for such period and minus, without duplication, (c) the aggregate amount of extraordinary, non-operating or non-cash income during such period.
“Consolidated Fixed Charges” means, with respect to any period, the sum of (i) Consolidated Interest Expense for such period plus (ii) Lease Rentals for such period.
“Consolidated Funded Indebtedness” means, as of any date of determination, the total amount of Indebtedness of the Borrower and its Subsidiaries payable one year or more from the date of its creation, including the current portion thereof.
“Consolidated Interest Expense” means, for any period, the gross interest expense of the Borrower and its Subsidiaries on Consolidated Funded Indebtedness deducted in the calculation of Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP.
“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
“Consolidated Shareholder’s Equity” means the consolidated shareholder’s equity of the Borrower and its Subsidiaries, as defined according to GAAP.
“Consolidated Total Assets” means the total assets of the Borrower and its Subsidiaries on a consolidated basis, as defined according to GAAP.
“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person (a) assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, (b) agrees to maintain the net worth or working capital or other financial condition of any other Person, or (c) otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.
“Conversion Notice” is defined in Section 2.8.
“Default” means an event that with the lapse of time or the giving of notice, or both, would be an Event of Default.
“Deposits” is defined in Section 9.5.
“Dollar” and “$” mean the lawful currency of the United States of America.

“Domestic Subsidiary” means a Subsidiary of Borrower incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.
“Equity Interests” means all shares, interests or other equivalents, however designated, of or in a corporation, limited liability company, or partnership, whether or not voting, including but not limited to common stock, member interests, partnership interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of withdrawal liability under Section 4201 of ERISA or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA.
“E-SIGN” means the Federal Electronic Signatures in Global and National Commerce Act, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.
“Event of Default” is defined in Article VIII.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation with respect to a Lender-Provided Swap if, and only to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), including by virtue of such

Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender: Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes.
“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.
“Extension Date” is defined in Section 2.17.
“Facility Termination Date” means December 18, 2026, as may be extended pursuant to Section 2.17, or any earlier date on which the Revolving Commitment Amount is reduced to zero or the Revolving Commitment is otherwise terminated pursuant to the terms hereof.
“Federal Funds Borrowing” means a Borrowing that, except as otherwise provided in Section 2.10, bears interest at the applicable Federal Funds Effective Rate.
“Federal Funds Effective Rate” means, for any day, (a) the greater of (i) zero percent (0.0%) and (ii) the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Central time) on such day on such transactions received by Lender from three federal funds brokers of recognized standing selected by the Lender in its sole discretion plus (b) the Applicable Margin.
“Federal Funds Loan” means a Loan that, except as otherwise provided in Section 2.10, bears interest at the applicable Federal Funds Effective Rate.
“Fee Letter” is defined in Section 4.1(a)(iii).
“FINRA” means the Financial Industry Regulatory Authority, Inc. or any other self-regulatory body which succeeds to the functions of the Financial Industry Regulatory Authority, Inc.

“FOCUS Report” means each Financial and Operational Combined Uniform Single Report (FOCUS) (SEC Form X-17A-5) completed and executed by Piper Sandler & Co. and filed with the SEC.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, subject to Section 1.3.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Guarantor” means each Person that is a party to a Guaranty entered into pursuant to Section 6.10, and their respective successors and assigns.
“Guaranty” means each Guaranty executed by any of the Loan Parties in favor of the Lender.
“Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money (including the Obligations under this Agreement and the other Loan Documents), (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations evidenced by notes, acceptances, or other instruments, (e) obligations to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (f) Capitalized Lease Obligations, (g) obligations as an account party with respect to standby and commercial letters of credit, (h) Contingent Obligations, (i) Swap Obligations after giving effect to any applicable netting provisions, and (j) any other obligation for borrowed money or other financial accommodation that in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” means each of the Lender and its Related Parties.
“Information” is defined in Section 9.12.

“Investment” of a Person means (a) any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; (b) Equity Interests, bonds, mutual funds, notes, debentures or other securities (including warrants or options to purchase securities) owned by such Person; (c) any deposit accounts and certificates of deposit owned by such Person; and (d) structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.
“Law” means, collectively, all international, foreign, federal, state, provincial, and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lease Rentals” means, for any period, the aggregate amount of rental or operating lease expenses payable by the Borrower and its Subsidiaries with respect to leases of real and personal property (excluding Capitalized Lease Obligations) determined on a consolidated basis in accordance with GAAP.
“Lender” is defined in the opening paragraph hereof.
“Lender-Provided Swap” means a Swap provided to the Borrower or any Subsidiary by the Lender or any Affiliate thereof.
“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
“Loan” means a loan made pursuant to Section 2.1 (or any conversion thereof).
“Loan Documents” means this Agreement, the Guaranty, the Note, the Fee Letter and any other document or agreement, now or in the future, executed by any Person for the benefit of the Lender in connection with this Agreement.
“Loan Parties” means, individually or collectively, the Borrower and the Guarantors.
“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Borrower and its Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the business, Property, liabilities (actual and contingent), operations or condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Lender under the Loan Documents.
“Material Domestic Subsidiary” means any Domestic Subsidiary of the Borrower, designated as such by the Borrower, (i) the total assets of which, determined in accordance with GAAP as of any date, exceed ten percent (10%) of the Consolidated Total Assets of the Borrower as of such date, and (iii) the total operating income of which, determined in accordance with GAAP as of any date, exceeds ten percent (10%) of the Consolidated Net Income of the Borrower as of such date; provided, for the avoidance of doubt, at no time shall a Regulated Subsidiary constitute a Material Domestic Subsidiary.
“Material Indebtedness” means Indebtedness of the Borrower or any Subsidiary in an outstanding principal amount of $10,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars). For purposes of this definition, the principal amount of the obligations of the Borrower or any Subsidiary in respect of any Swap Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Obligation were terminated at such time.
“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or that provides for the incurrence of Indebtedness in an amount that would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).
“Maximum Rate” is defined in Section 2.15.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a Plan that constitutes a “multiemployer plan” within the meaning of Section 3(37) of ERISA.
“Note” means the promissory note of the Borrower in the form of Exhibit B.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all obligations in connection with Cash Management Services, all obligations in connection with Lender-Provided Swaps, all accrued and unpaid fees, and all expenses, reimbursements, indemnities and other obligations of any Loan Party to any Indemnitee arising under the Loan Documents (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding); provided that “Obligations” excludes all Excluded Swap Obligations.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Operating Cash Flow” means, for any period, (a) Consolidated EBITDA for such period plus (b) Lease Rentals for such period minus (c) Capital Expenditures to replace existing equipment, income tax expense and dividends paid for such period.
“Original Agreement” is in Recital A on page 1 of this Agreement.
“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Participant” is defined in Section 9.4(c).
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Payment Date” means the first day of each month, or, if such day is not a Business Day, the immediately succeeding Business Day.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Permitted Acquisition” means any Acquisition made by the Borrower or any Subsidiary as to which each of the following conditions has been satisfied:
1.1.1.1.as of the date of the consummation of such Acquisition, no Default or Event of Default has occurred and is continuing or would result after giving effect to such Acquisition;
1.1.1.1.such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement that has been (if required by the governing documents of the seller or entity to be acquired) approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired;
1.1.1.2.the business to be acquired in such Acquisition is in the same line of business as the Borrower’s or a line of business incidental thereto;
1.1.1.3.as of the date of the consummation of such Acquisition, all material approvals required in connection therewith have been obtained; and

1.1.1.4.the Borrower has furnished to the Lender a certificate demonstrating in reasonable detail pro forma compliance with Section 7.11 for such period, in each case, calculated as if such Acquisition, including the consideration therefor, had been consummated on the first day of such period.
A Permitted Acquisition shall also include a transaction (whether a merger or sale or transfer of control or ownership) that represents solely a “corporate reorganization” involving any entity (including banks or trust companies) that, both preceding and following the transaction, is lawfully controlled and operated, directly or indirectly, by Borrower, and the transaction does not involve the acquisition of additional voting shares of an entity that, prior to the transaction, was less than majority owned, directly or indirectly, by Borrower; provided, (a) such corporate reorganization that constitutes a Permitted Acquisition does not need to comply with subsections (b) through (d) of the preceding sentence.
“Permitted Liens” means the Liens permitted pursuant to Section 7.6.
“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any Governmental Authority.
“Plan” means an employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA as to which the Borrower or any ERISA Affiliate may have any liability.
“Prime Rate” means a rate per annum equal to the prime rate announced by the Lender from time to time, changing as and when such rate changes. The prime rate is not necessarily the lowest rate charged to any customer. Notwithstanding anything herein to the contrary, if the Prime Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Property” of a Person means all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
“Regulated Subsidiary” means any Subsidiary of the Borrower whose activities are supervised or regulated by a Governmental Authority, including, but not limited to, (a) a bank holding company, (b) a depository institution, or (c) (i)  a broker or dealer that is registered under the Securities Exchange Act of 1934; (ii)  a registered investment adviser, properly registered by or on behalf of either the SEC or any State, with respect to the investment advisory activities of such investment adviser and activities incidental to such investment advisory activities; (iii) an investment company that is registered under the Investment Company Act of 1940; (iv) an insurance company, with respect to insurance activities of the insurance company and activities incidental to such insurance activities, that is subject to supervision by a state insurance regulator; or (v) an entity that is subject to regulation by the Commodity Futures Trading Commission, with respect to the commodities activities of such entity and activities incidental to such commodities activities.

“Regulation U” means Regulation U of the Board or any other regulation or official interpretation of the Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
“Regulatory Net Capital” means the Regulatory Net Capital of Piper Sandler & Co. as shown on its monthly FOCUS Report.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, members, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Restatement Date” means the first date on which the conditions in Section 4.1 are satisfied.
“Restricted Payment” means any dividend or other distribution (whether in cash, Equity Interests, or other Property) with respect to any Equity Interest in the Borrower or any Subsidiary, or any payment (whether in cash, Equity Interests, or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interest in the Borrower or any Subsidiary.
“Revolving Commitment” means the obligation, if any, of the Lender to make Loans to the Borrower in an aggregate principal amount outstanding at any time not to exceed the Revolving Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.
“Revolving Commitment Amount” means $120,000,000, as such amount may be modified (a) pursuant to Section 2.6 or (b) otherwise from time to time pursuant to the terms hereof.
“Revolving Exposure” means, at any time, the sum of the aggregate principal amount of the Loans outstanding at such time.
“Rule 15c3-3” means Rule 15c3-3 of the General Rules and Regulations as promulgated by the SEC under the Securities Exchange Act of 1934, as such rule may be amended from time to time, or any rule or regulation of the SEC that replaces Rule 15c3-3.
“S&P” means S&P Global Ratings, a division of S&P Global Inc.
“Sanctions” means sanctions administered or enforced from time to time by the U.S. government, including those administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
“SEC” means the United States Securities and Exchange Commission.
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.
“Securities” means any stocks, bonds (including loans and interests therein), instruments, or other securities, including but not limited to all items included in either or both of the definitions of “security” contained in the Securities Act of 1933 (15 U.S.C. §77b(1)), or in the UCC.
“Subsidiary” of a Person means any corporation, partnership, limited liability company, association, joint venture, or similar business organization more than 50% of the outstanding Equity Interests having ordinary voting power of which at the time is owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries. Unless otherwise expressly provided, “Subsidiary” means a Subsidiary of the Borrower.
“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property that (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries taken as a whole, and (ii) is responsible for more than 10% of the Consolidated Net Income of the Borrower and its Subsidiaries taken as a whole, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the 12-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for the first month of the 12-month period, then the financial statements delivered hereunder for the quarter ending immediately before that month).
“Swap” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, including any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Swap Obligation” means, with respect to any Person, any and all obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swaps and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap.
“Tangible Common Shareholder’s Equity” is a non-GAAP financial measure that means Consolidated Shareholder’s Equity reduced by assets such as goodwill and intangible assets, right-of-use lease assets and amounts attributed to noncontrolling interests. To the extent that GAAP changes in the future, similar type asset reductions may be needed to address new categories of assets that are not currently in the definition of Consolidated Shareholder’s Equity.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Type” means, with respect to any Borrowing, its nature as a Base Rate Borrowing or a Federal Funds Borrowing and with respect to a Loan, its nature as a Base Rate Loan or a Federal Funds Loan.
“UCC” means the Uniform Commercial Code as in effect from time to time in Minnesota or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
“UETA” means the Uniform Electronic Transactions Act as in effect in the State of Minnesota, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.
“Wholly-Owned Subsidiary” of a Person means any other entity of which 100% of the Equity Interests are at the time owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person.
The foregoing definitions apply equally to both the singular and plural forms of the defined terms.
1.2.Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the words “to” and “until” mean “to but excluding.”
1.3.Accounting
. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, except that any calculation or determination to be made on a consolidated basis shall be made for the Borrower and all Subsidiaries, including any that are unconsolidated on the Borrower’s audited financial statements. Notwithstanding any other provision herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (a) any election under Accounting Standards Codification Section 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein, or (b) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Codification Subtopic 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower or the Lender so requests, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change, but until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP before such change and the Borrower shall provide to the Lender reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder. In addition, notwithstanding any other provision herein, the definitions set forth in this Agreement and any financial calculations required by the Loan Documents shall be computed to exclude the impact of the adoption of the lease accounting rules as a result of Financial Accounting Standards Board Accounting Standards Codification 842 (Leases) such that the term “Capitalized Lease” shall only include leases that would have required to be capitalized on a balance sheet of such Person pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance.

1.4.Other Definitional Terms; Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision. References to Sections, Articles, Exhibits, and Schedules are to this Agreement unless otherwise expressly provided. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “shall” and “will” have the same meaning as the term “must.” Unless the context otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.” All covenants, terms, definitions or other provisions incorporated by reference to other agreements are incorporated into this Agreement as if fully set forth herein, and such incorporation includes all necessary definitions and related provisions from such other agreements, but includes only amendments thereto agreed to by the Lender, and survives any termination of such other agreements until the Obligations are irrevocably paid in full (other than inchoate indemnity obligations), and the Revolving Commitment is terminated. Any reference to any Law includes all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and, unless otherwise specified, refers to such Law as amended, modified, supplemented, replaced, or succeeded from time to time. References to any document, instrument or agreement (a) include all exhibits, schedules and other attachments thereto, (b) include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time.
1.5.Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
2.
THE CREDITS
2.1.Loans. From the Closing Date until the Facility Termination Date, the Lender agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Borrower in Dollars, only if, after giving effect to the making of each such loan, the Revolving Exposure does not exceed the Revolving Commitment Amount.
Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow the Loans at any time before the Facility Termination Date. Unless previously terminated, the Revolving Commitment shall terminate on the Facility Termination Date.
2.2.Required Payments; Termination. If at any time the Revolving Exposure exceeds the Revolving Commitment Amount, the Borrower shall immediately make a payment on the Loans in an amount sufficient to eliminate such excess. The Borrower shall pay in full on the Facility Termination Date the aggregate principal amount of all Loans, all interest thereon, all fees and expenses due hereunder, and all other unpaid Obligations under this Agreement and the other Loan Documents.
2.3.Types of Borrowings. The Borrowings may be Base Rate Borrowings or Federal Funds Borrowings, or a combination thereof, selected by the Borrower in accordance with Sections 2.7 and 2.8.
2.4.Fees. The Borrower shall pay to the Lender a commitment fee (the “Commitment Fee”) at a per annum rate equal to the Applicable Fee Rate on the average daily Available Revolving Commitment (based on the actual Available Revolving Commitment as of the end of each calendar day) from the Closing Date until (and including) the Facility Termination Date, payable in arrears on each Payment Date and on the Facility Termination Date.
2.5.Minimum Amount of Each Borrowing. Each Federal Funds Borrowing shall be in the minimum amount of $100,000 and in integral multiples of $100,000, and each Base Rate Borrowing shall be in the minimum amount of $100,000 and in integral multiples of $100,000, except that any Base Rate Borrowing may be in the amount of the Available Revolving Commitment. At no time may there be more than $120,000,000 Borrowings outstanding.

Borrowings may be Base Rate Borrowings or Federal Funds Borrowings, or a combination thereof, selected by the Borrower in accordance with Sections 2.7 and 2.8.
2.6.Termination of and Reductions in Revolving Commitment; Voluntary Prepayments.
2.6.1.1.The Borrower may terminate the unused portion of the Revolving Commitment or from time to time permanently reduce the Revolving Commitment Amount in integral multiples of $1,000,000 upon at least five Business Days’ irrevocable prior written notice to the Lender by 11:00 a.m. (Minneapolis time) specifying the amount of any such reduction. In no event may the Revolving Commitment Amount be reduced below the Revolving Exposure.
2.6.1.2.The Borrower may from time to time prepay, without penalty or premium, all outstanding Base Rate Loans, or, in a minimum aggregate amount of $100,000 and in integral multiples of $100,000 (or the aggregate amount of the outstanding Loans at such time), any portion of the aggregate outstanding Base Rate Loans upon same-day notice by 11:00 a.m. (Minneapolis time) to the Lender in the form of Exhibit E. The Borrower may from time to time prepay, without penalty or premium, all outstanding Federal Funds Loans or any portion of the aggregate outstanding Federal Funds Loans upon same-day notice by 11:00 a.m. (Minneapolis time) to the Lender in the form of Exhibit E; provided that each such prepayment shall be in the amount of the entire principal balance of the applicable Federal Funds Borrowing(s).
2.7.Borrowing Requests; Method of Selecting Types for New Borrowings. The Borrower shall select the Type of Borrowing. The Borrower shall give the Lender irrevocable notice in the form of Exhibit C (a “Borrowing Notice”) not later than 11:00 a.m. (Minneapolis time) on the Borrowing Date of each Base Rate Borrowing, and not later than 11:00 a.m. (Minneapolis time) on the Borrowing Date of each Federal Funds Borrowing, specifying:
2.7.1.1.the Borrowing Date, which shall be a Business Day, of such Borrowing;
2.7.1.2.the amount of such Borrowing; and
2.7.1.3.the Type of Borrowing selected.
2.8.Conversion of Outstanding Borrowings. Base Rate Borrowings shall continue as Base Rate Borrowings unless and until such Base Rate Borrowings are converted into Federal Funds Borrowings pursuant to this Section 2.8 or are prepaid in accordance with Section 2.6. Each Federal Funds Borrowing shall continue as a Federal Funds Borrowing unless and until such Federal Funds Borrowings are converted into Base Rate Borrowings pursuant to this Section 2.8 or are prepaid in accordance with Section 2.6. Subject to Section 2.5, the Borrower may elect from time to time to convert all or any part of a Base Rate Borrowing into a Federal Funds Borrowing or all or any part of a Federal Funds Borrowing into a Base Rate Borrowing. The Borrower shall give the Lender irrevocable notice in the form of Exhibit D (a “Conversion Notice”) of each conversion of a Base Rate Borrowing into a Federal Funds Borrowing or conversion of a Federal Funds Borrowing to a Base Rate Borrowing not later than 10:00 a.m. (Minneapolis time) on the date of such requested conversion, specifying:
2.8.1.1.the requested date, which shall be a Business Day, of such conversion;
2.8.1.2.the Type of the Borrowing and whether it is to be converted; and
2.8.1.3.the amount of such Borrowing to be converted.
2.9.Interest Rates. Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Loan is made or is converted from a Federal Funds Loan into a Base Rate Loan pursuant to Section 2.8, to but excluding the date it is paid or is converted from a Base Rate Loan into a Federal Funds Loan pursuant to Section 2.8, at a rate per annum equal to the Base Rate for such day; provided that if a Base Rate Loan is due as a result of an Event of Default or is otherwise outstanding during the continuance of an Event of Default, the Base Rate shall continue to apply thereto plus such other amounts as required under Section 2.10. Changes in the rate of interest on each Base Rate Borrowing will take effect simultaneously with each change in the Base Rate. Each Federal Funds Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Loan is made or is converted from a Federal Funds Loan into a Base Rate Loan pursuant to Section 2.8, to but excluding the date it is paid or is converted from a Federal Funds Loan into a Base Rate Loan pursuant to Section 2.8, at a rate per annum equal to the Federal Funds Effective Rate for such day. Changes in the rate of interest on each Federal Funds Borrowing will take effect simultaneously with each change in the Federal Funds Effective Rate. The Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error.
2.10.Rates Applicable After Event of Default. Notwithstanding anything to the contrary in Section 2.7, 2.8 or 2.9, during the continuance of a Default or Event of Default, the Lender may, at its option, by notice to the Borrower, declare that no Borrowing may be made as or converted into a Federal Funds Borrowing. Notwithstanding anything to the contrary in Section 2.7, 2.8 or 2.9, during the continuance of an Event of Default, at the option of the Lender (or, in the case of an Event of Default under Section 8.1(b), (f), or (g), automatically), the Loans shall bear interest at the rate otherwise applicable thereto plus 2.00% per annum.
2.11.Method of Payment.
2.11.1.1.All payments of the Obligations under this Agreement and the other Loan Documents shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Lender at the Lender’s address specified pursuant to Section 9.1 by noon (Minneapolis time) on the date when due. The Lender is hereby authorized to charge the account of the Borrower maintained with the Lender for each payment of principal, interest and fees as it becomes due hereunder.
2.11.1.2.Principal of the Loans is payable on the Facility Termination Date. The Borrower hereby unconditionally promises to pay such amounts when due.

2.12.Evidence of Indebtedness.
2.12.1.1.The Loans shall be evidenced by a Note payable to the Lender in a principal amount equal to the Revolving Commitment Amount originally in effect.
2.12.1.2.The Lender will also maintain accounts in which it will record (i) the amount of each Borrowing and Type thereof, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder, and (iii) the amount of any sum received by the Lender hereunder from the Borrower. The entries maintained in such accounts shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay the Obligations in accordance with their terms.
2.13.Oral Notices. The Borrower hereby authorizes the Lender to extend or convert Borrowings and Types of Borrowings and to transfer funds based on oral or written requests, including Borrowing Notices and Conversion Notices via telephone. The Lender may rely upon, and shall incur no liability for relying upon, any oral or written request the Lender believes to be genuine and to have been signed, sent or made by an authorized person. Upon request by the Lender, the Borrower must promptly confirm each oral notice in writing (which may include email), authenticated by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Lender, the records of the Lender shall govern absent manifest error.
2.14.Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Base Rate Loan shall be payable in arrears on each Payment Date, commencing with the first Payment Date to occur after the Restatement Date, on the date of any prepayment of such Loan (whether or not as a result of acceleration) on the amount prepaid, and on the Facility Termination Date. Interest accrued on each Federal Funds Loan shall be payable in arrears on each Payment Date, commencing with the first Payment Date to occur after the Restatement Date, on the date of any prepayment of such Loan (whether or not as a result of acceleration) on the amount prepaid, and on the Facility Termination Date. Interest accrued pursuant to Section 2.10 is payable on demand. Interest and fees hereunder shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received before noon (Minneapolis time). If any payment of principal of or interest on a Loan becomes due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

2.15.Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under Applicable Law (collectively, “charges”), exceeds the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section 2.15 shall be applied first to reduce the unpaid balance of the Loans, then to reduce the principal balance of any other Indebtedness of the Borrower to the Lender, and then to the Borrower.

2.16.Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they can effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase the specified currency with such other currency at the Lender’s offices on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to the Lender hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in such other currency the Lender can in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to the Lender in the specified currency, the Borrower agrees, to the fullest extent that it can effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to the Lender in the specified currency, the Lender shall remit such excess to the Borrower.

2.17.Extension of Facility Termination Date. The Borrower may, by notice to the Lender not earlier than 60 days and not later than 30 days prior to the Facility Termination Date then in effect hereunder (the “Extension Date”), request the extension of the Facility Termination Date for a period of one year. The effectiveness of the extension of the Facility Termination Date shall be conditioned upon (a) the consent of the Lender (in its sole and absolute discretion), (b) no Default or Event of Default occurring and continuing as of the Extension Date and after giving effect thereto, (c) the representations and warranties in this Agreement being true and correct as of the Extension Date and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and (d) the payment of the applicable work fee set forth in the Fee Letter to the Lender, for the Lender’s own account, in immediately available funds.

3.
YIELD PROTECTION; TAXES
3.1.Increased Costs.
3.1.1.1.Increased Costs Generally. If any Change in Law shall:
3.1.1.1.1.1.impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender;
3.1.1.1.1.2.subject the Lender to any Taxes (other than (A) Indemnified Taxes and (B) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
3.1.1.1.1.3.impose on the Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans, and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to or maintaining any Loan or of maintaining its obligation to make any Loan, or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount), then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.
3.1.1.2.Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or any lending office of the Lender or the Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Commitment or the Loans to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.
3.2.Certificates for Reimbursement; Delay in Requests. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in Section 3.1 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Failure or delay on the part of the Lender to demand compensation pursuant to Section 3.1 shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to Section 3.1 for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.3.Adequacy of Interest Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Lender determines (which determination shall be conclusive absent manifest error) that the interest rate applicable to Federal Funds Borrowings for any day is not ascertainable or available or does not adequately and fairly reflect the cost of making or maintaining Federal Funds Borrowings, then the Lender shall suspend the availability of Federal Funds Borrowings and require any affected Federal Funds Borrowings to be repaid or converted to Base Rate Borrowings.
3.4.[Reserved].
3.5.Taxes.
3.5.1.1.Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law requires the deduction or withholding of any Tax from any such payment, then the applicable Loan Party may make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.5) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
3.5.1.2.Payment of Other Taxes by Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.
3.5.1.3.Indemnification by Loan Parties. The Loan Parties shall indemnify the Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.5) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.
3.5.1.4.Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.5, such Loan Party shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
3.5.1.5.Treatment of Certain Refunds. If the Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the

Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Loan Party, upon the request of the Lender, shall repay to the Lender the amount paid over pursuant to this Section 3.5(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.5(e), in no event will the Lender be required to pay any amount pursuant to this Section 3.5(e) the payment of which would place the Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.5(e) shall not be construed to require the Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.
3.5.1.6.Survival. Each party’s obligations under this Section 3.5 shall survive any assignment of rights by the Lender, the termination of the Revolving Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.
3.6.Lender Statements; Survival of Indemnity. The Lender shall give notice to the Borrower as to any amount due under Section 3.1, 3.2 or 3.5. Such notice shall set forth in reasonable detail the calculations upon which the Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Unless otherwise provided herein, the Borrower shall pay the amount specified in such notice on demand.
3.7.Illegality. If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable lending office to make, maintain, or fund Loans whose interest is determined by reference to the Federal Funds Effective Rate, or to determine or charge interest rates based upon the Federal Funds Effective Rate, then, upon notice thereof by the Lender to the Borrower, any obligation of the Lender to make Federal Funds Borrowings or to convert Base Rate Borrowings to Federal Funds Borrowings shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from the Lender, prepay or, if applicable, convert all Federal Funds Borrowings to Base Rate Borrowings immediately. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
4.
CONDITIONS PRECEDENT
4.1.Restatement Date. The initial Borrowing following the Restatement Date is subject to the conditions precedent, unless waived by the Lender (and the Borrower, by executing this Agreement, shall be deemed to have certified that all such conditions precedent unless waived are satisfied on the Restatement Date), that:
4.1.1.1.The Lender shall have received executed counterparts of each of the following:
4.1.1.1.1.this Agreement;

4.1.1.1.2.the Note;
4.1.1.1.3.the fee letter agreement, dated as of December 20, 2022 (the “Fee Letter”), between the Borrower and the Lender;
4.1.1.1.4.a certificate of the Secretary or an Assistant Secretary of the Borrower certifying (A) that there have been no changes in the charter document of the Borrower, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (B) as to the bylaws, as attached thereto, of the Borrower as in effect on the date of such certification, (C) as to resolutions of the board of directors of the Borrower authorizing the execution, delivery and performance of each Loan Document to which it is a party, (D) as to a good standing certificate (or analogous documentation if applicable) for the Borrower from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization as of a recent date, to the extent generally available in such jurisdiction and (E) the names and true signatures of the incumbent officers of the Borrower authorized to sign the Loan Documents to which it is a party, and authorized to request a Borrowing;
4.1.1.1.5.a certificate, signed by an Authorized Officer of the Borrower, stating that on Restatement Date (A) no Default or Event of Default has occurred and is continuing and (B) the representations and warranties in Article V are (1) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all respects on and as of such earlier date and (2) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all material respects on and as of such earlier date; and
4.1.1.1.6.a written opinion of the counsel to the Borrower, addressed to the Lender and otherwise in form and substance satisfactory to the Lender.
4.1.1.2.The Lender shall have received all fees and other amounts due and payable on or before the Restatement Date, including without limitation (i) the fees specified in the Fee Letter, (ii) any other fees agreed to by the Borrower and the Lender from time to time, and (iii), to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

4.1.1.3.The Lender shall have received evidence in form, scope and substance reasonably satisfactory to the Lender of current insurance coverage that complies with Section 6.6.
4.1.1.4.There shall not have occurred a material adverse change in (i) the business, Property, liabilities (actual and contingent), operations or condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, since December 31, 2021, or (ii) the facts and information regarding such entities as represented by such entities to date.
4.1.1.5.The Lender shall have received evidence of all governmental, equity holder and third-party consents and approvals necessary in connection with the contemplated financing, all applicable waiting periods shall have expired without any action being taken by any authority that would be reasonably likely to restrain, prevent or impose any material adverse conditions on the Borrower and its Subsidiaries, taken as a whole, and no Law applies that in the reasonable judgment of the Lender could have such effect.
4.1.1.6.No action, suit, investigation or proceeding shall be pending or, to the knowledge of any Loan Party, threatened in any court or before any arbitrator or Governmental Authority that would reasonably be expected to result in a Material Adverse Effect or that seeks to prevent, enjoin or delay any Borrowing.
4.1.1.7.The Lender shall have received: (i) a compliance certificate substantially in the form of Exhibit A attached hereto (which certificate may state in Section 4 thereof that the Borrower is in compliance with Section 7.11 hereof as of the Restatement Date without attaching any financial data or computations), (ii) such information as the Lender reasonably requests to confirm the tax, legal, and business assumptions made in such pro forma financial statements, (iii) unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended September 30, 2022, (iv) audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal years ended December 31, 2021, December 31, 2020, and December 31, 2019 and (v) the most recent FOCUS Report.
4.1.1.8.Upon the reasonable request of the Lender made at least 10 days before the Restatement Date, the Borrower shall have provided to the Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering Laws, including the PATRIOT Act, in each case at least five days before the Restatement Date.
4.1.1.9.The Lender shall have received such other agreements, documents, instruments and certificates as are reasonably requested by the Lender and its counsel, in form and substance reasonably satisfactory to the Lender.
4.2.Each Borrowing. The Lender shall not be required to make any Borrowing unless on the applicable Borrowing Date:

4.2.1.1.There exists no Default or Event of Default, nor would a Default or Event of Default result from such Borrowing.
4.2.1.2.The representations and warranties in Article V are (i) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all respects on and as of such earlier date and (ii) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all material respects on and as of such earlier date.
4.2.1.3.The Lender shall have received a Borrowing Notice in accordance with the requirements hereof.
Each Borrowing Notice constitutes a representation and warranty by the Borrower that the conditions in Section 4.2(a) and (b) have been satisfied.
5.
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lender that:
5.1.Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership or limited liability company duly and properly incorporated or formed, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
5.2.Authorization and Validity. Each Loan Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate, limited liability company or partnership, as applicable, proceedings, and the Loan Documents to which each Loan Party is a party are legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally.
5.3.No Conflict; Government Consents. Neither the execution and delivery by each Loan Party of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (a) any Law, order, writ, judgment, injunction, decree or award binding on any Loan Party or any of its Subsidiaries, (b) any Loan Party’s or any of its Subsidiaries’ Constituent Documents, or (c) any indenture, instrument or agreement to which any Loan Party or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or be a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of any Loan Party or any of its Subsidiaries pursuant to any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, that has not been obtained is required to be obtained by any Loan Party or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.
5.4.Financial Statements. The December 31, 2021 audited consolidated financial statements of the Borrower and its Subsidiaries, and their unaudited financial statements dated as of September 30, 2022, heretofore delivered to the Lender were prepared in accordance with Section 1.3 and fairly present in all material respects the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.
5.5.Material Adverse Change. Since December 31, 2021, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.
5.6.Taxes. The Borrower and its Subsidiaries have filed all United States federal and state income Tax returns and all other material Tax returns required to be filed by them and have paid all United States federal and state income Taxes and all other material Taxes due from the Borrower and its Subsidiaries, including, without limitation, pursuant to any assessment received by the Borrower or any Subsidiary, except any Taxes that are being contested in good faith as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. No Tax Liens have been filed and no claims are being asserted with respect to any such Taxes the amount of which, individually or in the aggregate, is Material. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any Taxes or other governmental charges are adequate.
5.7.Litigation and Contingent Obligations. Except as identified under “Legal Proceedings” in Part I, Item 3 of the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2021, and updated in subsequent reports filed with the SEC, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of the Borrower or any Subsidiary, threatened against or affecting the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect or that seeks to prevent, enjoin or delay any Borrowing. Other than any liability incident to any litigation, arbitration or proceeding that could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8.Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries as of the Restatement Date, setting forth their respective jurisdictions of organization and the percentage of their respective Equity Interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding Equity Interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such Equity Interests) duly authorized and issued and are fully paid and non-assessable.
5.9.ERISA. With respect to each Plan, the Borrower and all ERISA Affiliates have paid all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code and could not reasonably be subject to a Lien under Section 430(k) of the Code or Section 303(k) or Title IV of ERISA. Neither the Borrower nor any ERISA Affiliate has filed, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, an application for a waiver of the minimum funding standard. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in material liability.
5.10.Accuracy of Information. No information, exhibit or report furnished by the Borrower or any Subsidiary to the Lender in connection with the negotiation of, or compliance with, the Loan Documents, taken as a whole, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements therein not misleading.
5.11.Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other restriction that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions in (a) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (b) any agreement or instrument evidencing or governing Material Indebtedness.
5.12.Compliance with Laws. The Borrower and its Subsidiaries are in compliance in all material respects with all applicable Laws, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.
5.13.Ownership of Properties. The Borrower and its Subsidiaries have good title, free of all Liens, other than Permitted Liens, to all of the Property reflected in the Borrower’s most recent audited balance sheet referred to in Section 6.1(a).
5.14.Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, of an employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code) subject to Section 4975 of the Code, and neither the execution of this Agreement nor the Borrowings give rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

The Borrower is not subject to any Law substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.
5.15.Investment Company Act. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which would reasonably be expected to limit its ability to incur the Obligations or which may otherwise render all or any portion of the Obligations unenforceable.
5.16.Insurance. The Borrower maintains, and has caused each Subsidiary to maintain, insurance in compliance with Section 6.6.
5.17.Solvency.
5.17.1.1.Immediately after the consummation of the transactions to occur on the Restatement Date and immediately following any Borrowings made on the Restatement Date and after giving effect to the application of the proceeds of such Borrowings, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the Restatement Date.
5.17.1.2.The Borrower does not intend to, or to permit any Subsidiary to, and does not believe that it or any Subsidiary will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it and the timing of the amounts of cash to be payable on or in respect of its Indebtedness.
5.18.No Default. No Default or Event of Default has occurred and is continuing.
5.19.Anti-Corruption Laws; Sanctions. The Borrower, its Subsidiaries and their respective directors, officers, and employees and, to the knowledge of the Borrower, the agents of the Borrower and its Subsidiaries are in compliance with Anti-Corruption Laws and all applicable Sanctions in all material respects. The Borrower and its Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance with Anti-Corruption Laws and applicable Sanctions. None of the Borrower, any of its Subsidiaries or any director, officer, employee, agent, or affiliate of the Borrower or any of its Subsidiaries is an individual or entity that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (a) the target of any Sanctions or (b) located, organized or resident in a country or territory that is the subject of Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Kherson and Zaporizhzhia regions of Ukraine).
5.20.Force Majeure. Since the date of the most recent financial statements referred to in Section 5.4, the business and Property of the Borrower and its Subsidiaries have not been affected in any way by any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God, in any case that could reasonably be expected to have a Material Adverse Effect.
5.21.Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Loan Party or any Subsidiary as of the Restatement Date and neither any Loan Party nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years preceding the Restatement Date.
5.22.Margin Regulation. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries (other than any Subsidiary which is an “exempted borrower” within the meaning of Regulation U) which are subject to any limitation on sale, pledge or other restriction hereunder.
5.23.Broker-Dealer.
5.23.1.1.Each Broker-Dealer Subsidiary shall be duly registered as a broker or dealer with the SEC (or comparable agency in any applicable non-U.S. jurisdiction) under the Securities Exchange Act of 1934 (or comparable law in any applicable non-U.S. jurisdiction), is a member in good standing of FINRA (or comparable agency in any applicable non-U.S. jurisdiction) and such other self-regulatory organizations of which it is required to be a member in order to conduct its business as currently conducted and is duly registered under applicable state laws. There is no proceeding pending or threatened in writing with respect to the suspension, revocation or termination of any such registrations and the termination or withdrawal of any such registrations is not contemplated by any Broker-Dealer Subsidiary except as could not reasonably be expected to have a Material Adverse Effect. Each Broker-Dealer Subsidiary is in compliance in all material respects with the applicable provisions of the Securities Exchange Act of 1934 (or comparable law in any applicable non-U.S. jurisdiction) and all applicable rules of FINRA (or comparable agency in any applicable non-U.S. jurisdiction) and such other self-regulatory organizations except as could not reasonably be expected to have a Material Adverse Effect. All Persons associated with each Broker-Dealer Subsidiary required to be registered or licensed with FINRA (or comparable agency in any applicable non-U.S. jurisdiction) or with any other self-regulatory organization or other Governmental Authority are duly registered or licensed except where any failure to be so registered or licensed individually, or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.23.1.2.To the knowledge of the Borrower, no Broker-Dealer Subsidiary. nor any of their “associated persons” (as defined in Section 3(a)(18) of the Securities Exchange Act of 1934) who are required to be registered as such, is currently subject to a statutory disqualification as defined in Section 3(a)(39) of the Securities Exchange Act of 1934 (or comparable law in any applicable non-U.S. jurisdiction) except for such statutory disqualifications which (i) have been waived by the SEC (or comparable agency in any applicable non-U.S. jurisdiction), (ii) are the subject to an MC-400 or MC-400A approved by FINRA (or comparable agency in any applicable non-U.S. jurisdiction) or (iii) could not reasonably be expected to have a Material Adverse Effect.
5.23.1.3.The information contained in the currently effective Form BD (the uniform application for broker-dealer registration) of each Broker-Dealer Subsidiary and any amendments thereto filed with the SEC and FINRA (or comparable agencies in any applicable non-U.S. jurisdiction) by each Broker-Dealer Subsidiary, was, at the time of filing, complete and accurate in all material respects.
5.23.1.4.No Broker-Dealer Subsidiary has received a notice from the SEC, FINRA (or comparable agency in any applicable non-U.S. jurisdiction) or any other Governmental Authority, except as could not otherwise be expected to have a Material Adverse Effect.
6.
AFFIRMATIVE COVENANTS
Until the Revolving Commitment has expired or been terminated and all Obligations hereunder and under the other Loan Documents have been paid in full (other than any contingent indemnification obligations), the Borrower covenants and agrees with the Lender that:
6.1.Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Lender:
6.1.1.1.within 90 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP) audit report, with no going concern modifier, certified by independent certified public accountants acceptable to the Lender, prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by (i) any management letter prepared by said accountants and (ii) a certificate of such accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Event of Default, or if, in the opinion of such accountants, any Default or Event of Default exists, stating the nature and status thereof;
6.1.1.2.within 45 days after the close of each of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements (including sufficient detail for independent calculation of the financial covenants set forth in Section 7.11) and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer;
6.1.1.3.together with the financial statements required under Section 6.1(a) and (b), a Compliance Certificate signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof;
6.1.1.4.promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports, proxy statements, and other materials so furnished;
6.1.1.5.promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports the Borrower or any Subsidiary files with the SEC or any other Governmental Authority, including regulatory capital reports and, within ten (10) days after filing, copies of all monthly FOCUS Reports of Piper Sandler & Co.;
6.1.1.6.promptly, and in any event within five (5) Business Days after receipt thereof by the Borrower or any Broker-Dealer Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any Broker-Dealer Subsidiary, in each case, that could reasonably be expected to have a Material Adverse Effect.
6.1.1.7.such other information (including non-financial information) as the Lender from time to time reasonably requests, including information and documentation reasonably requested by the Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering Laws; and
6.1.1.8.on or promptly after any time at which the Borrower or any Subsidiary becomes subject to the Beneficial Ownership Regulation, a completed Beneficial Ownership Certification in form and substance acceptable to the Lender.
Any financial statement required to be furnished pursuant to Section 6.1(a) or (b) shall be deemed to have been furnished on the date on which the Lender receives notice that the Borrower has filed such financial statement with the SEC and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Lender without charge. The Borrower will give notice of any such filing to the Lender. Notwithstanding the foregoing, the Borrower will deliver paper or electronic copies of any such financial statement to the Lender if the Lender requests the Borrower to furnish such paper or electronic copies until written notice to cease delivering such paper or electronic copies is given by the Lender.
If any information required to be furnished to the Lender under this Section 6.1 is required by Applicable Law to be filed by the Borrower with a government body on an earlier date, then the information required hereunder must be furnished to the Lender at such earlier date.
6.2.Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Borrowings for general corporate purposes. The Borrower will not, and will not permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any “margin stock” (as defined in Regulation U). The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (b)(i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as Lender, underwriter, advisor, investor, or otherwise).

6.3.Notice of Material Events
. The Borrower will, and will cause each Subsidiary to, give notice to the Lender, promptly and in any event within five days after an officer of the Borrower obtains knowledge thereof, of the occurrence of any of the following:
6.3.1.1.any Default or Event of Default;
6.3.1.2.(i) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect or that seeks to prevent, enjoin or delay any Borrowings or (ii) any material adverse development in any litigation, arbitration or governmental investigation or proceeding previously disclosed by the Borrower or any Subsidiary;
6.3.1.3.with respect to a Plan, (i) any failure to pay all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code or (ii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard;
6.3.1.4.the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in material liability;
6.3.1.5.any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification;
6.3.1.6.any Subsidiary becoming a Material Domestic Subsidiary or a Material Domestic Subsidiary becoming organized or otherwise acquired; and

6.3.1.7.any other development, financial or otherwise, that would reasonably be expected to have a Material Adverse Effect.
Each notice delivered under this Section 6.3 must be accompanied by a statement of an officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
6.4.Conduct of Business. The Borrower will, and will cause each Subsidiary to, (a) carry on and conduct its business in substantially the same manner and fields of enterprise in which it is conducted on the Restatement Date; provided, however, that any Subsidiary that is not a Material Domestic Subsidiary may cease operations or otherwise wind-down operations if the Borrower determines to do so in its reasonable business judgment (provided that (i) the total assets, determined in accordance with GAAP, of the Subsidiaries, in the aggregate, which have ceased operations or otherwise wound-down operations shall not exceed ten percent (10%) of the Consolidated Total Assets of the Borrower during the 12-month period ending with the month in which such business was ceased, and (ii) the total operating income, determined in accordance with GAAP, of the Subsidiaries, in the aggregate, which have ceased operations or otherwise wound-down operations, shall not exceed ten percent (10%) of the Consolidated Net Income of the Borrower during the 12-month period ending with the month in which such business was ceased), (b) do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, except through a transaction that is otherwise permitted by this Agreement, (c) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except through a transaction that is otherwise permitted by this Agreement, and (d) keep in full force and effect all rights, contracts, trademarks, trade names, patents, copyrights, licenses, permits, privileges, franchises, and other authorizations material to the conduct of its business, except through a transaction that is otherwise permitted by this Agreement.
6.5.Payment of Taxes and Obligations. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by Applicable Law. The Borrower will, and will cause each Subsidiary to, pay when due all its obligations, including without limitation Taxes upon it or its income, profits or Property, except those amounts (i) being contested in good faith by appropriate proceedings, with respect to which adequate reserves have been set aside in accordance with GAAP, and (ii) the nonpayment of which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
6.6.Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts, subject to such deductibles and self-insurance retentions and covering such Properties and risks as is consistent with sound business practice, and the Borrower will furnish to the Lender upon request full information as to the insurance carried.
6.7.Compliance with Laws and Material Contractual Obligations. The Borrower will, and will cause each Subsidiary to, (a) comply in all material respects with all Laws, orders, writs,

judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Anti-Corruption Laws and applicable Sanctions and (b) perform in all material respects its obligations under material agreements to which it is a party. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
6.8.Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, ordinary wear and tear excepted, and make all repairs, renewals and replacements necessary to properly conduct its business at all times.
6.9.Books and Records; Inspection. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions related to its business and activities. The Borrower will, and will cause each Subsidiary to, permit the Lender, by its representatives and agents, at the Borrower’s expense, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the foregoing by, their respective officers at such reasonable times and intervals as the Lender designates.
6.10.Further Assurances. As promptly as possible but in any event within 30 days (or such later date as agreed by the Lender in its sole discretion) after a Subsidiary becomes a Material Domestic Subsidiary (or a Material Domestic Subsidiary is organized or otherwise acquired), the Borrower will provide the Lender with written notice thereof setting forth information in reasonable detail describing the material Property of such Subsidiary and will deliver or cause each such Subsidiary to deliver to the Lender (i) a Guaranty (or a joinder to the Guaranty, as applicable) in a form acceptable to the Lender pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, (ii) an updated Schedule 5.8 designating each Material Domestic Subsidiary as such, (iii) appropriate resolutions and legal opinions, and (iv) such other documentation as the Lender reasonably requests, in each case in form and substance reasonably satisfactory to the Lender and its counsel. Each Loan Party will, and will cause each Subsidiary to, promptly correct any ambiguity, omission, mistake, defect, inconsistency or error discovered in any Loan Document or in the execution, acknowledgment or recordation thereof. Notwithstanding anything herein to the contrary, if such Person would qualify as a “Regulated Subsidiary” and has been identified by the Borrower as such in the written notice provided to the Lender under this Section 6.10, such Person shall not be required to become a Guarantor pursuant to this Section 6.10. In addition, notwithstanding anything herein to the contrary, neither Sandler O’Neill + Partners, L.P. nor any of its Affiliates or Subsidiaries shall be deemed to be a Material Domestic Subsidiary hereunder.
6.11.Anti-Money Laundering Compliance. The Borrower will, and will cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Lender to assist the Lender in maintaining compliance with anti-money laundering Laws.

6.12.Registration Status. The Borrower shall cause each Broker-Dealer Subsidiary to maintain its (a) registration as a registered “broker-dealer” under the Securities Exchange Act of 1934 (or comparable law in any applicable non-U.S. jurisdiction) and under the laws of each state in which such registration is required and where a failure to maintain such registration could be likely to have a Material Adverse Effect and (b) membership with FINRA (or comparable agency in any applicable non-U.S. jurisdiction), except where the failure to maintain such membership could not be reasonably likely to have a Material Adverse Effect.
7.
NEGATIVE COVENANTS
Until the Commitments have expired or been terminated and all Obligations hereunder and under the other Loan Documents have been paid in full (other than any contingent indemnification obligations), the Borrower covenants and agrees with the Lender that:
7.1.Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except for:
7.1.1.1.the Loans;
7.1.1.2.Indebtedness existing on the Restatement Date and described in Schedule 7.1 (and any renewal or extension of such Indebtedness that does not increase the principal amount thereof);
7.1.1.3.Indebtedness arising under Swaps; provided, that, (i) such Swap is (or was) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view,” and (ii) such Swap does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
7.1.1.4.Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets (in each case to the extent such acquisition is otherwise permitted hereby) before the acquisition thereof (only if such Indebtedness is incurred before or within 90 days after such acquisition or the completion of such construction or improvements), and any renewal or extension of such Indebtedness that does not increase the principal amount thereof;
7.1.1.5.Indebtedness of the Borrower owing to any Subsidiary and of any Subsidiary owing to the Borrower or any other Subsidiary, subject to Section 7.4(f);
7.1.1.6.guaranties by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary, subject to Section 7.4(f);

7.1.1.7.Indebtedness of (i) any Person that becomes a Subsidiary after the Restatement Date in a transaction otherwise permitted hereunder, only if (A) such Indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) the aggregate principal amount of such Indebtedness does not exceed $10,000,000 at any time outstanding and (ii) the Borrower in connection with a credit facility with Cadence Bank so long as the aggregate principal amount of such Indebtedness does not exceed $30,000,000 (the “Cadence Credit Facility”);
7.1.1.8.Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance by a Loan Party pursuant to such agreements, in connection with any of the transactions expressly permitted under Section 7.4 or 7.5, in each case on customary terms and in the ordinary course of business;
7.1.1.9.Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness must be extinguished within five Business Days after incurrence;
7.1.1.10.Indebtedness constituting marketable Securities sold under agreements to repurchase entered into in the ordinary course of business;
7.1.1.11.Indebtedness constituting (i) liabilities to customers for cash on deposit, (ii) liabilities to brokers, dealers and clearing organizations relating to the settlement of securities transactions and (iii) monies due to counterparties under interest rate swap transactions, in each case under clauses (i) through (iii), arising, or pursuant to transactions entered into, in the ordinary course of business; and
7.1.1.12.other Indebtedness so long as, before and after giving effect to the creation or incurrence of such Indebtedness, the Borrower shall be in compliance with each of the financial covenants set forth in Section 7.11.
7.2.Fundamental Changes. The Borrower will not, and will not permit any Subsidiary to, merge or consolidate with or into any other Person, divide, or liquidate or dissolve, except that (a) a Subsidiary may merge, consolidate, liquidate or dissolve into the Borrower (with the Borrower being the survivor thereof), (b) a Subsidiary may merge, consolidate, liquidate or dissolve into another Subsidiary, and (c) the Borrower or any Subsidiary may merge or consolidate with or into any Person other than the Borrower or such Subsidiary to effect a Permitted Acquisition (with the Borrower or such Subsidiary being the survivor thereof). For the avoidance of doubt, the contemplated merger of Sandler O’Neill + Partners, L.P. with and into Piper Sandler & Co., and the mergers of their respective Affiliates and Subsidiaries, shall be permitted under this Section 7.2 and the Borrower shall promptly provide the Lender with any amendments to its charter documents or as to its bylaws resulting from such contemplated merger.

7.3.Sale of Property. The Borrower will not, and will not permit any Subsidiary to, lease, sell, transfer, or otherwise dispose of its Property to any other Person, except for:
7.3.1.1.sales of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;
7.3.1.2.the sale of equipment (i) in exchange for credit against the purchase price of similar replacement equipment or (ii) the proceeds of which are applied with reasonable promptness to the purchase price of similar replacement equipment;
7.3.1.3.any assignment or pledge of accounts receivable by the Borrower or any Subsidiary to secure the Cadence Credit Facility; and
7.3.1.4.any disposition of Property that, together with all other Property disposed of pursuant to this Section 7.3(d) during the 12-month period ending with the month in which such disposition occurs, does not constitute a Substantial Portion of its Property.
7.4.Investments. The Borrower will not, and will not permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or create any Subsidiary or become or remain a partner in any partnership or joint venture, except for:
7.4.1.1.Cash Equivalent Investments;
7.4.1.2.Investments existing on the Restatement Date (i) in Subsidiaries or (ii) described in Schedule 7.4;
7.4.1.3.Investments constituting Permitted Acquisitions and any deferred or restricted compensation arrangements related thereto;
7.4.1.4.advances and loans to management personnel and employees in the ordinary course of business;
7.4.1.5.Swaps permitted by Section 7.1(c);
7.4.1.6.Investments by the Borrower in any Subsidiary and by any Subsidiary in the Borrower or another Subsidiary;
7.4.1.7.Investments constituting Securities purchased by Broker-Dealer Subsidiaries and acquired in the ordinary course of business and consistent with past practice;
7.4.1.8.Investments in Securities to fund deferred compensation plans or non-qualified plans for employees in the ordinary course of business and consistent with past practice;

7.4.1.9.other Investments constituting variable interest entities and Investments in funds managed or advised by the Borrower or any Subsidiary in the ordinary course of business and consistent with past practice;
7.4.1.10.Investments consisting of marketable Securities purchased under agreements to resell;
7.4.1.11.Investments made by the Borrower or any Subsidiary related to “continuation funds” involving limited partners selling stakes of such limited partnerships or similar receivables; and
7.4.1.12.other Investments in the ordinary course of business and consistent with past practice, in an aggregate principal amount not to exceed $50,000,000 at any time outstanding.
7.5.Acquisitions. The Borrower will not, and will not permit any Subsidiary, to make any Acquisition other than a Permitted Acquisition.
7.6.Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any Subsidiary, except for:
7.6.1.1.Liens for taxes, assessments or governmental charges or levies on its Property that are not at the time delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books;
7.6.1.2.Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business that secure payment of obligations that are not more than 60 days past due or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books;
7.6.1.3.Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;
7.6.1.4.utility easements, building restrictions and such other encumbrances or charges against real property that generally exist with respect to Properties of a similar character and do not in any material way affect the marketability of the property or interfere with the use thereof in the business of the Borrower or its Subsidiaries;
7.6.1.5.Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts, securities accounts or other funds maintained with a creditor depository institution, only if (i) such account is not a dedicated cash collateral account and is not subject to restriction against access by the Borrower or a Subsidiary in excess of those set forth by regulations promulgated by the Board, and (ii) such account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution;
7.6.1.6.deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
7.6.1.7.judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
7.6.1.8.the interest or title of a lessor, sublessor or owner under any lease of real estate, equipment or facilities (including fiber optic cable) expressly permitted under this Agreement (but not Liens, encumbrances or other exceptions to title encumbering such interest or title, except as otherwise provided in this definition);
7.6.1.9.purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
7.6.1.10.licenses of trademarks and other intellectual property rights granted by the Borrower or a Subsidiary in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Borrower or such Subsidiary;
7.6.1.11.purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capitalized Lease Obligations), only if (i) such Lien secures Indebtedness permitted by Section 7.1(d), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition or the completion of the construction or improvements thereof, (iii) such Lien does not extend to any other asset, and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;
7.6.1.12.any Lien (i) existing on any Property of any Person at the time such Person becomes a Subsidiary, (ii) existing on any Property of any Person at the time such Person is merged with or into the Borrower or a Subsidiary, or (iii) existing on any Property before the acquisition thereof by the Borrower or a Subsidiary, in each case pursuant to a transaction otherwise permitted hereby, only if such Lien (x) was not created in the contemplation of any of the foregoing, (y) secures only the obligations it secures on the date such Person becomes a Subsidiary or the date of such merger or acquisition, and (z) is not a blanket or “all assets” Lien;
7.6.1.13.Liens existing on the Restatement Date and described in Schedule 7.6;

7.6.1.14.Liens on Property acquired in a Permitted Acquisition, provided that such Liens extend only to the Property so acquired and were not created in contemplation of such acquisition;
7.6.1.15.Liens in connection with Indebtedness permitted pursuant to Sections 7.1(c) and (j);
7.6.1.16.Liens securing the Indebtedness of the Borrower in connection with the Cadence Credit Facility so long as the aggregate principal amount of such Indebtedness does not exceed $30,000,000; and
7.6.1.17.other Liens securing Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.
7.7.Restricted Payments. The Borrower will not, and will not permit any Subsidiary to, make any Restricted Payment, except that
7.7.1.1.any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a Wholly-Owned Subsidiary of the Borrower; and
7.7.1.2.the Borrower may declare and pay dividends or make distributions or repurchases on its Equity Interests if no Default or Event of Default exists before or after giving effect to such dividends, distributions or repurchases or would be created as a result thereof.
7.8.Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.
7.9.Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its Property other than Permitted Liens, or (b) the ability of any Subsidiary to (i) pay dividends or other distributions to holders of its Equity Interests, (ii) make or repay loans or advances to the Borrower or any other Subsidiary, or (iii) guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (w) the foregoing does not apply to restrictions and conditions imposed by law or by any Loan Document, (x) the foregoing does not apply to customary restrictions and conditions in agreements relating to the sale of a Subsidiary pending such sale, if such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (y) clause (a) of the foregoing does not apply to restrictions or conditions imposed by any agreement relating to Indebtedness permitted by this Agreement, and (z) clause (a) of the foregoing does not apply to customary provisions in leases and other contracts restricting the assignment thereof.
7.10.Accounting Changes, etc. The Borrower will not, and will not permit any Subsidiary to, (a) make any material change in GAAP accounting treatment or reporting practices other than any changes or reporting practices either (i) required by GAAP or (ii) necessary or advisable in the Borrower’s reasonable discretion to maintain compliance with GAAP or change its fiscal year (provided, however, that any Subsidiary may change its fiscal year to match the fiscal year of the Borrower), or (b) amend, modify or change any of its Constituent Documents in any manner materially adverse in any respect to the rights or interests of the Lender.
7.11.Financial Covenants.
7.11.1.1.The Borrower will, at all times, cause its Wholly-Owned Subsidiary, Piper Sandler & Co., to maintain Regulatory Net Capital of at least $120,000,000.
7.11.1.2.The Borrower will maintain, as of the end of each fiscal quarter commencing with the fiscal quarter ending December 31, 2022, an Adjusted Leverage Ratio of not more than 5.50 to 1.00.
7.11.1.3.The Borrower will maintain, as of the end of each fiscal quarter through (and including) the fiscal quarter ending September 30, 2023, a ratio of cumulative Operating Cash Flow for the period commencing January 1, 2022, through the end of such fiscal quarter to cumulative Consolidated Fixed Charges for the period commencing January 1, 2022, through the end of such fiscal quarter, of at least 2.00 to 1.00.  Thereafter, the Borrower will maintain, as of the end of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2023, a ratio of Operating Cash Flow to Consolidated Fixed Charges, in each case computed on a trailing twelve-month basis, of at least 2.00 to 1.00.
8.
DEFAULTS AND REMEDIES
8.1.Events of Default. The occurrence of any one or more of the following events is an Event of Default (each, an “Event of Default”):
8.1.1.1.any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary to the Lender under or in connection with this Agreement, any other Loan Document, any Borrowing, or any certificate or information delivered in connection with this Agreement or any other Loan Document is materially false on the date made or confirmed;
8.1.1.2.nonpayment of (i) principal of any Loan when due or (ii) interest upon any Loan, any Commitment Fee, or any other obligation under any of the Loan Documents within one Business Day after it becomes due;

8.1.1.3.the breach of any of the provisions of Section 6.1, 6.2, 6.3, 6.4, 6.6, and 6.11 or Article VII;
8.1.1.4.the breach (other than a breach that is an Event of Default under another clause of this Section 8.1) of any of the terms or provisions of this Agreement or any other Loan Document that is not remedied within 30 days after the earlier of (i) the Borrower becoming aware of such breach and (ii) the Lender notifying the Borrower of such breach;
8.1.1.5.(i) failure of the Borrower or any Subsidiary to pay when due any payment (whether of principal, interest or any other amount) in respect of any Material Indebtedness, (ii) the default (beyond any applicable grace period) by the Borrower or any Subsidiary in the performance of any term, provision or condition in any Material Indebtedness Agreement, or any other event or condition, that causes, or permits the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, any portion of such Material Indebtedness to become due before its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated before its stated expiration date, or (iii) any portion of Material Indebtedness being declared due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) before the stated maturity thereof;
8.1.1.6.the Borrower or any Subsidiary (i) has an order for relief entered with respect to it under the federal bankruptcy Laws, (ii) makes an assignment for the benefit of creditors, (iii) applies for, seeks, consents to, or acquiesces in the appointment of a receiver, custodian, trustee, examiner, liquidator, administrator, sequestrator or similar official for it or any Substantial Portion of its Property, (iv) institutes any proceeding seeking an order for relief under the federal bankruptcy Laws or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) takes any corporate, limited liability company or partnership action to authorize or effect any of the foregoing actions set forth in this Section 8.1(f), (vi) fails to contest in good faith any appointment or proceeding described in this Section 8.1(f), or (vii) fails to pay, or admits in writing its inability to pay, its debts generally as they become due;
8.1.1.7.without the application, approval or consent of the Borrower or any Subsidiary, a receiver, trustee, examiner, liquidator or similar official is appointed for the Borrower, any Subsidiary, or any Substantial Portion of its Property, or a proceeding described in Section 7.1(f) is instituted against the Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for 30 days;
8.1.1.8.any Governmental Authority condemns, seizes or otherwise appropriates, or takes custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries that, when taken together with all other Property so condemned, seized, appropriated, or taken custody or control of, during the 12-month period ending with the month in which any such action occurs, constitutes a Substantial Portion of its Property;

8.1.1.9.the Borrower or any Subsidiary fails within 30 days to pay, obtain a stay with respect to, or otherwise discharge one or more (i) judgments or orders for the payment of money of more than $10,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, or (ii) nonmonetary judgments or orders that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, in each case which are not stayed on appeal or otherwise being appropriately contested in good faith, or any action is legally taken by a judgment creditor to attach or levy upon any Property of the Borrower or any Subsidiary to enforce any such judgment;
8.1.1.10.(i) with respect to a Plan, the Borrower or an ERISA Affiliate is subject to a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or Title IV of ERISA, or (ii) an ERISA Event that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a liability in excess of $10,000,000;
8.1.1.11.nonpayment by the Borrower or any Subsidiary of any Swap Obligation in an amount in excess of $2,000,000 when due or the breach by the Borrower or any Subsidiary of any term, provision or condition in any Swap or any transaction of the type described in the definition of “Swap,” whether or not the Lender or Affiliate of the Lender is a party thereto;
8.1.1.12.any Change of Control shall occur;
8.1.1.13.the occurrence of any “default,” or “event of default” as defined in any Loan Document (other than this Agreement), or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;
8.1.1.14.any Loan Document fails to remain in full force or effect or any action is taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor fails to comply with any of the terms or provisions of any Guaranty to which it is a party, any Guarantor repudiates or purports to revoke its Guaranty or any Guarantor otherwise denies that it has any further liability under its Guaranty, or gives notice to such effect; or
8.1.1.15.any occurrence or event that has a Material Adverse Effect.
8.2.Acceleration; Remedies.
8.2.1.1.If any Event of Default described in Section 7.1(f) or (g) occurs,
8.2.1.1.1.the obligations of the Lender to make Loans shall automatically terminate and
8.2.1.1.2.the Obligations under this Agreement and the other Loan Documents shall immediately become due and payable without any election or action by the Lender.

8.2.1.2.If any other Event of Default occurs, the Lender may take any or all of the following actions:
8.2.1.2.1.terminate the Revolving Commitment; and
8.2.1.2.2.declare the Obligations under this Agreement and the other Loan Documents to be due and payable, whereupon the Obligations under this Agreement and the other Loan Documents shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.
8.2.1.3.Upon the occurrence and during the continuation of any Event of Default, the Lender may exercise all rights and remedies under the Loan Documents and enforce all other rights and remedies under Applicable Law.
8.2.1.4.The Lender may apply any amounts it receives on account of the Obligations to the payment of the Obligations as the Lender decides in its sole discretion.
8.3.Preservation of Rights. No delay or omission of the Lender to exercise any right under the Loan Documents will impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and any Borrowing notwithstanding an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Borrowing shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right. All remedies in the Loan Documents or afforded by Applicable Law shall be cumulative and all shall be available to the Lender until (a) the Obligations have been irrevocably paid and performed in full and (b) the Lender no longer has any commitment to provide any financial accommodations to the Borrower or any other Loan Party under any Loan

9.
MISCELLANEOUS
9.1.Notice; Effectiveness; Electronic Communication.
9.1.1.1.Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.1(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
9.1.1.1.1.if to the Borrower, to it at Piper Sandler Companies, 800 Nicollet Mall, Suite 900, Minneapolis, Minnesota 55402, Attention: Kasi V. Subramanian, Facsimile: (612) 303-1316; and

9.1.1.1.2.if to the Lender, to it at U.S. Bank National Association, One US Bank Plaza St. Louis, 505 N 7th St, Saint Louis, Missouri 63101, Attention: Christopher Doering, Telephone: (314) 418-8303.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (or, if not given during normal business hours for the recipient, at the opening of business on the next business day for the recipient), except that notices to the Lender under Article II shall not be effective unless and until actually received. Notices delivered through electronic communications pursuant to Section 9.1(b) shall be effective as provided in Section 9.1(b).
9.1.1.2.Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by email pursuant to procedures approved by the Lender. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines. Such determination or approval may be limited to particular notices or communications. Unless the Lender otherwise prescribes, notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), or, if not sent during the normal business hours of the recipient, at the opening of business on the next business day for the recipient.
9.1.1.3.Change of Address, etc. Any party hereto may change its address or facsimile number above by notice to the other parties hereto as provided in this Section 9.1.
9.2.Amendments and Waivers. Notwithstanding any provision to the contrary herein, no amendment, modification or waiver of any provision of this Agreement or any other Loan Document or consent to any departure therefrom by any Loan Party shall be effective unless in writing and signed by the Lender, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
9.3.Expenses; Indemnity; Damage Waiver.
9.3.1.1.Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby are consummated), and (ii) all out-of-pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.3, or (B) in connection with the Loans, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

9.3.1.2.Indemnification by the Borrower. The Borrower shall indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of the Borrower and brought by an Indemnitee against another Indemnitee. This Section 9.3(b) does not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
9.3.1.3.Waiver of Consequential Damages, etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
9.3.1.4.Payments. All amounts due under this Section 9.3 are payable promptly after demand therefor.
9.3.1.5.Survival. Each party’s obligations under this Section 9.3 shall survive the termination of the Loan Documents and payment of the obligations hereunder.
9.4.Successors and Assigns.
9.4.1.1.Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any other attempted assignment or transfer by the Borrower shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.4(c) and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.
9.4.1.2.Assignments by Lender. Subject to the Borrower’s prior written consent (such consent to not be unreasonably withheld, conditioned or delayed) prior to the occurrence and continuation of an Event of Default, the Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Revolving Commitment and the Loans at the time owing to it).
9.4.1.3.Participations. The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (each, a “Participant”) in all or a portion of the Lender’s rights or obligations under this Agreement (including all or a portion of the Revolving Commitment or the Loans); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower for the performance of such obligations, and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with this Agreement.
The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1 and 3.5 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.4(b); provided that such Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.5, with respect to any participation, than the Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.5 as though it were a Lender.
9.4.1.4.Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment may release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.
9.5.Setoff. The Borrower hereby grants the Lender a security interest in all deposits, credits and deposit accounts (including all account balances, whether provisional or final and whether or not collected or available) of the Borrower with the Lender or any Affiliate of the Lender (the “Deposits”) to secure the Obligations. In addition to, and without limitation of, any rights of the Lender under Applicable Law, if the Borrower becomes insolvent, however evidenced, or any Event of Default occurs, the Borrower authorizes the Lender and its Affiliates to offset and apply all such Deposits toward the payment of the Obligations owing to the Lender, whether or not the Obligations, or any part thereof, are contingent or unmatured or are owed to a branch office or Affiliate of the Lender different from the branch office or Affiliate holding such

Deposit and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to the Lender.
9.6.Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Law relating to bankruptcy, insolvency, or reorganization or relief of debtors or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
9.7.Survival. All covenants, agreements, representations and warranties made by any Loan Party in any Loan Document or other documents delivered in connection therewith or pursuant thereto shall be considered to have been relied upon by the Lender and shall survive the execution and delivery hereof and thereof and the Borrowings, regardless of any investigation made by or on behalf of the Lender and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation remains unpaid or unsatisfied and so long as the Revolving Commitment has not expired or been terminated. The provisions of Sections 3.1, 3.2, 3.5, 9.3, and 9.7 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations, the expiration or termination of the Revolving Commitment or the termination of any Loan Document or any provision thereof.
9.8.Governmental Regulation. Anything in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
9.9.Headings. Section headings in the Loan Documents are for convenience of reference only and shall not govern the interpretation of any of the provisions of the Loan Documents.
9.10.Entire Agreement. The Loan Documents embody the entire agreement and understanding between the Borrower and the Lender and supersede all prior agreements and understandings between the Borrower and the Lender relating to the subject matter thereof (including the Original Agreement) other than those in the Fee Letter entered into in connection herewith, which shall survive and remain in full force and effect during the term of this Agreement.
9.11.Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.12.Treatment of Certain Information; Confidentiality. The Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities contemplated hereby; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12, or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower who did not acquire such information as a result of a breach of this Section 9.12. In addition, the Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Lender in connection with the administration of this Agreement, the other Loan Documents, and the Revolving Commitment.
For purposes of this Section 9.12, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
9.13.No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (a)(i) no fiduciary, advisory or agency relationship between the Borrower and the Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) any services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lender, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b)(i) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) the Lender has no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender and its Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Lender has no obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
9.14.PATRIOT Act. The Lender hereby notifies the Borrower and each other Loan Party that, pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow the Lender to identify such Loan Party in accordance with the PATRIOT Act.
9.15.Communication by Cellular Phone or Other Wireless Device. By providing the Lender with a telephone number for a cellular phone or other wireless device, including a number that the Borrower later converts to a cellular number, the Borrower is expressly consenting to receiving communications (including but not limited to prerecorded or artificial voice message calls, text messages, and calls made by an automatic telephone dialing system) from the Lender and the Lender’s affiliates and agents at that number. This express consent applies to each such telephone number that the Borrower provides to the Lender now or in the future and permits such calls for non-marketing purposes. Calls and messages may incur access fees from the Borrower’s cellular provider.
9.16.Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it has been executed by the Lender, and when the Lender has received counterparts hereof that, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
9.17.Document Imaging; Telecopy and PDF Signatures; Electronic Signatures. Without notice to or consent of any Loan Party, the Lender may create electronic images of any Loan Documents and destroy paper originals of any such imaged documents. Such images have the same legal force and effect as the paper originals and are enforceable against the Borrower and any other parties thereto. The Lender may convert any Loan Document into a “transferrable record” as such term is defined under, and to the extent permitted by, UETA, with the image of such instrument in the Lender’s possession constituting an “authoritative copy” under UETA. If the Lender agrees, in its sole discretion, to accept delivery by telecopy or PDF of an executed counterpart of a signature page of any Loan Document or other document required to be delivered under the Loan Documents, such delivery will be valid and effective as delivery of an original manually executed counterpart of such document for all purposes. If the Lender agrees, in its sole discretion, to accept any electronic signatures of any Loan Document or other document required to be delivered under the Loan Documents, the words “execution,” “signed,” and “signature,” and words of like import, in or referring to any document so signed will deemed to include electronic signatures and/or the keeping of records in electronic form, which will be of the same legal effect, validity and enforceability as a manually executed signature and/or the use of a paper-based recordkeeping system, to the extent and as provided for in any applicable law, including UETA, E-SIGN, or any other state laws based on, or similar in effect to, such acts. The Lender may rely on any such electronic signatures without further inquiry.
9.18.Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of Minnesota.

9.19.Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of Minnesota sitting in Hennepin County, and of the United States District Court for the District of Minnesota, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such state court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
9.20.Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.19. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

9.21.Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement shall affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
9.22.WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

9.23.Effect of Amendment and Restatement The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 4.1, the terms and provisions of the Original Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All Loans made and Obligations incurred under the Original Agreement which are outstanding on the Restatement Date shall continue as Loans and Obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents. By executing below, each of the parties hereto hereby acknowledges that (a) all “Eurocurrency Loans” (under and as defined in the Original Agreement) shall automatically convert to “Federal Funds Loans” on the date hereof and (b) the Borrower shall not be required to pay any breakage costs in connection with such conversion.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower and the Lender have executed this Agreement as of the date first above written.
PIPER SANDLER COMPANIES

By:    /s/ Kasi V. Subramanian
Name:    Kasi V. Subramanian
Title:    Treasurer
By:    /s/ Katherine P. Clune
Name:    Katherine P. Clune
Title:    Chief Financial Officer
U.S. BANK NATIONAL ASSOCIATION
By:    /s/ Chris Doering
Name:    Chris Doering
Title:    Senior Vice President